Council Bluffs, Iowa ----- On May 12, 2016, Southwest Iowa Renewable Energy, LLC (“ SIRE ” or the "Company") announced its unaudited financial results as of and for the three and six months ended March 31, 2016.

Results for the Second Quarter of Fiscal 2016

		Three Months Ended March 31, 2016	Three Months Ended March 31, 2015	Six Months Ended March 31, 2016	Six Months Ended March 31, 2015
•	Revenues -	$54,122,000	$55,472,000	$107,321,000	$128,008,000
•	Net Income -	($2,228,000)	($2,910,000)	($1,122,000)	$6,918,000
•	Gross Margin (Loss) -	($807,000)	($914,000)	$1,708,000	$15,719,000
•	Modified EBITDA -	$1,665,000	$1,034,000	$6,025,000	$17,699,000

SIRE reported net income (loss) for the six months ended March 31, 2016 of $(1.1) million or $(84.19) per basic unit compared to $6.9 million or $519.10 per basis unit for the six months ended March 31, 2015, and SIRE reported a net loss for the three months ended March 31, 2016 of $(2.2) million or $(167.18) per basic unit compared to $(2.9) million or $(218.35) per basic unit for the three months ended March 31, 2015.

SIRE revenue from operations was $107.3 million for the six months ended March 31, 2016 compared to $128.0 million for the six months ended March 31, 2015 and $54.1 million for the three months ended March 31, 2016 compared to $55.5 million for the three months ended March 31, 2015.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, unrealized hedging gains and losses, and other significant noncash expenses was $6.0 million for the six months ended March 31, 2016, compared to $17.7 million for the six months ended March 31, 2015 and $1.7 million for the three months ended March 31, 2016 compared to $1.0 million for the three months ended March 31, 2015.

On March 31, 2016, SIRE had $3.0 million in cash and cash equivalents and $21.9 million available under the Revolving Term Loan and working capital of $11.8 million.

Brian Cahill, SIRE's President and CEO stated, “During this second quarter of Fiscal 2016, we continued to drive down our cost per gallon, implementing several efficiency measures, as well as capitalizing on lower utility costs."
During the second quarter of Fiscal 2016, SIRE produced 31.2 million gallons of ethanol. Cahill commented - "We continue to focus on running the plant efficiently, always seeking the right balance of optimizing the yield and profit."

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 125 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Summary Statements of Operations Unaudited (Dollars in thousands)
	For the three months ended March 31,		For the six months ended March 31,
	2016	2015	2016	2015
Revenues	$54,122	$55,472	$107,321	$128,008
Cost of Goods Sold	54,929	56,386	105,613	112,289
Gross Margin (Loss)	(807)	(914)	1,708	15,719

General and administrative expenses	964	1,130	2,169	2,515
Interest and other income (expense) net	(97)	(266)	(301)	(986)
Change in fair value of put option liability	360	600	360	600
Loss from debt extinguishment	—	—	—	4,700
Net Income (Loss)	$(2,228)	$(2,910)	$(1,122)	$6,918

Weighted Average Units Outstanding, Basic	13,327	13,327	13,327	13,327
Weighted Average Units Outstanding, Diluted	13,327	13,327	13,327	17,763
Net Income (Loss) per unit, Basic	$(167.18)	$(218.35)	$(84.19)	$519.10
Net Income (Loss) per unit, Diluted	$(167.18)	$(218.35)	$(84.19)	$445.70

Modified EBITDA

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of Net Income (Loss) to Modified EBITDA for the periods indicated:

	Three months ended		Six months ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
EBITDA
Net Income (Loss)	$(2,228)	$(2,910)	$(1,122)	$6,918
Interest Expense	364	391	700	1,118
Depreciation	2,939	2,882	5,878	5,774
EBITDA	1,075	363	5,456	13,810

Unrealized Hedging (Gain) Loss	230	71	209	(1,411)
Loss from debt extinguishment	—	—	—	4,700
Change in fair value of put option liability	360	600	360	600

Modified EBITDA	$1,665	$1,034	$6,025	$17,699

Modified EBITDA per unit - basic	$124.93	$77.59	$452.09	$1,328.06

Statistical Information

Product Revenue Information
	Three Months Ended March 31, 2016		Three Months Ended March 31, 2015
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Denatured and undenatured Ethanol	$42,043	77.7%	$42,062	75.8%
Distillers Grains	9,654	17.8%	11,173	20.2%
Corn Oil	2,091	3.9%	1,936	3.5%
Other	334	0.6%	301	0.5%

Product Revenue Information
	Six Months Ended March 31, 2016		Six Months Ended March 31, 2015
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Denatured and undenatured Ethanol	$83,625	78.0%	$101,660	79.4%
Distillers Grains	19,043	17.7%	21,250	16.6%
Corn Oil	3,986	3.7%	4,560	3.6%
Other	667	0.6%	538	0.4%

Summary Balance Sheets
(Dollars in thousands)

	March 31, 2016	September 30, 2015
	(unaudited)
ASSETS
Current Assets
Cash & restricted cash	$3,022	$3,335
Accounts receivable	9,942	3,764
Inventory	13,073	14,298
Other current assets	1,509	1,146
Total current assets	27,546	22,543
Net property and equipment	125,097	129,420
Other assets	2,495	2,513
Total Assets	$155,138	$154,476

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable, accrued expenses, and other current liabilities	$9,223	$11,587
Current maturities of notes payable	6,506	6,506
Total current liabilities	15,729	18,093
Total long term liabilities	39,215	35,067
Total members' equity	100,194	101,316
Total Liabilities and Members' Equity	$155,138	$154,476

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392